Exhibit 99.1
Fifth Street Finance Corp. Announces Improved Pricing and
Expansion of Credit Facility with Wells Fargo
WHITE PLAINS, N.Y., May 27, 2010 (GLOBE NEWSWIRE) — Fifth Street Finance Corp. (NYSE:FSC) announced today that it has received an additional $50 million commitment under its three-year credit facility with Wells Fargo Bank, N.A., increasing the size of the facility to $100 million with an accordion feature which will allow for potential future expansion of the facility up to a total of $150 million. In addition, the interest rate of the facility has been reduced to LIBOR plus 3.5% per annum, with no LIBOR floor, and the maturity date of the facility has been extended to May 26, 2013.
About Fifth Street Finance Corp.
Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors. Fifth Street Finance Corp.’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments.
Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as “believes,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Fifth Street Finance Corp.
Stacey Thorne, Executive Director, Investor Relations
(914) 286-6811
stacey@fifthstreetcap.com